UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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PALATIN TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PALATIN TECHNOLOGIES, INC.
4B Cedar Brook Drive ● Cranbury, New Jersey 08512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

date	June 19, 2014
time	9:30 a.m., Eastern Time
place	Palatin’s offices, Cedar Brook Corporate Center, 4B Cedar Brook Drive, Cranbury, New Jersey 08512
record date	April 25, 2014
items of business
(1) election of nine directors nominated by our board of directors;
(2) ratification of appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2014;
(3) to advise us as to whether you approve the compensation of our named executive officers (“say-on-pay”);
(4) any other matters properly brought before the meeting or any adjournment or postponement thereof.

stockholder list
A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for 10 days before the meeting, at our offices, Cedar Brook Corporate Center, 4B Cedar Brook Drive, Cranbury, New Jersey 08512.

By order of the board of directors,

Stephen T. Wills, Secretary
May 6, 2014

The approximate date of mailing of the Notice Regarding the Availability of Proxy Materials to our stockholders is May 6, 2014, and this proxy statement, proxy card and annual report, including our annual report on Form 10-K for fiscal year 2013, will be available to our stockholders on www.proxyvote.com on that same date. On or about that date, we will also begin mailing paper copies of our proxy materials to our registered holders and to our beneficial holders who request paper copies.

Important Notice Regarding the Availability of Proxy Materials
 for the Stockholder Meeting to Be Held on June 19, 2014:

The proxy statement, proxy card and annual report to security holders, including our annual report on Form 10-K for fiscal year 2013, are available at www.proxyvote.com.

PALATIN TECHNOLOGIES, INC.
2014 ANNUAL MEETING

table of contents

Notice of Annual Meeting of Stockholders	1
Voting Procedures and Solicitation	3

Item One: Election of directors	7
Nominees	7

Item Two: Ratification of appointment of KPMG LLP as our independent registered public accounting firm	9

Report of the audit committee	10

Item Three: Advisory approval of the compensation of our named executive officers (“say-on-pay”)	11

Corporate Governance	12
Executive Officers	15
Executive Compensation	15
Stock Ownership Information	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
Beneficial Ownership of Management and Others	19
Certain Relationships and Related Transactions, and Director Independence	22
Other Items of Business	22
Stockholder Proposals for Next Annual Meeting	22

PALATIN TECHNOLOGIES, INC.

4B Cedar Brook Drive
Cranbury, New Jersey 08512
(609) 495-2200

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2014

VOTING PROCEDURES AND SOLICITATION

Important Notice Regarding the Availability of Proxy Materials
 for the Stockholder Meeting to Be Held on June 19, 2014:

The proxy statement, proxy card and annual report to security holders, including our annual report on Form 10-K for fiscal year 2013, are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please act as soon as possible to vote your shares. Your prompt voting may save us the expense of following up with a second mailing. Beginning on or about May 6, 2014, we are sending proxy materials to stockholders of record on April 25, 2014. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” We are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to beneficial owners of our stock beginning on or about May 6, 2014. If your shares are held in a stock brokerage account or by a bank or other holder of record (a “brokerage firm”), you are considered the “beneficial owner” of the shares held in street name. Beneficial owners may view proxy materials online, and may also request and receive a paper or e-mail copy of the proxy materials by following the instructions provided in the Notice.

METHODS OF VOTING

If you are a beneficial owner, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of brokerage firms participate in the Broadridge Investor Communications Services online program. This program provides eligible stockholders that hold shares in street name the opportunity to vote via the Internet or by telephone. Whether or not your brokerage firm is participating in Broadridge’s program, your proxy materials will contain voting instructions. If you are a stockholder of record or if you are a beneficial owner whose brokerage firm participates in Broadridge’s program, there are three ways to vote before the meeting:

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By Internet – www.proxyvote.com. If you have Internet access, you may transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the meeting date, that is, June 18, 2014. Go to www.proxyvote.com. You must have your proxy card or Notice in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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By telephone – 1-800-690-6903. You may vote using any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the meeting date. Call 1-800-690-6903 toll free. You must have your proxy card or Notice in hand when you call this number and then follow the instructions.

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By mail – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. If you did not receive a proxy copy, you may request proxy materials, including a proxy card, by following the instructions in the Notice.

If you voted by Internet or telephone or sent in a proxy card and also attend the meeting in person, the proxy holders will vote your shares as you previously instructed unless you inform the Secretary at the meeting that you wish to vote in person.

REVOKING OR CHANGING A PROXY

You may revoke your proxy or change your vote by

●	voting again by proxy over the Internet or by telephone until 11:59 p.m. on June 18, 2014 (only your last Internet or telephone vote will be counted);

●	signing and returning another proxy card on a later date;

●	sending written notice of revocation or change to the Secretary at our offices, 4B Cedar Brook Drive, Cranbury, New Jersey 08512; or

●	informing the Secretary and voting in person at the meeting.

To be effective, a later-dated proxy or written revocation or change must arrive at our corporate offices before the start of the meeting.

If you are a beneficial owner, you may submit new voting instructions by following the instructions from the brokerage firm that holds your shares, or by obtaining a legal proxy from the brokerage firm that holds your shares giving you the right to vote the shares. You may vote in person at the meeting only if you are the stockholder of record or if you are a beneficial owner and have obtained a legal proxy from the brokerage firm that holds your shares.

PROXY SOLICITATION

We are soliciting proxies on behalf of the board of directors, and we will pay all costs of preparing, printing and mailing the proxy materials. In addition to mailing proxy materials, our officers and employees may solicit proxies by telephone, fax, e-mail or Internet, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock, and will pay for their reasonable expenses in forwarding proxy materials to such beneficial owners.

Proxies and ballots will be received and tabulated by Broadridge Financial Solutions, Inc. (Broadridge), and Broadridge will serve as our Inspector of Election.

HOW PROXIES ARE VOTED

The proxy holders are Carl Spana, Ph.D., our chief executive officer, president and a director, and Stephen T. Wills, our chief financial officer, chief operating officer, executive vice president, secretary and treasurer. The proxy holders will vote your shares according to your instructions on the proxy card or your Internet or telephone instructions. If a signed proxy card does not contain instructions, the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014; FOR approval of the compensation of our named executive officers; and in their discretion, on any other business which may properly come before the meeting.

QUORUM AND VOTES REQUIRED

A majority of the votes of outstanding shares of common stock and Series A preferred stock, with the Series A preferred stock counted on an as if converted to common stock basis, represented at the meeting in person or by proxy, constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. If your shares are held in street name and you do not provide voting instructions to the brokerage firm that holds your shares, the brokerage firm can, in its discretion, vote your unvoted shares on matters on which it is permitted to exercise authority (“routine” matters). A broker non-vote occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item, or chooses not to vote, and has not received instructions from the beneficial owner. Common stock and Series A preferred stock will vote together as one class on the items of business listed on the proxy card. The votes required are as follows:

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Item One: Directors are elected by a plurality of votes cast, so the nine nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold their authority to vote in the manner provided on the proxy card or Internet or telephone voting systems. Brokerage firms do not have authority to vote customers’ unvoted shares held by firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote. Such broker non-votes or abstentions will have no effect on the results of this vote.

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Item Two: Ratifying the appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2014 requires a majority of the votes cast on that item. Brokerage firms have authority to discretionarily vote customers’ unvoted shares held in street name on this proposal. Abstentions and broker non-votes will count neither for nor against ratification.

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Item Three: Advisory approval of say-on-pay for named executive officers (yes or no) will be determined by which of the two choices receives the most votes. Abstentions and broker non-votes will count neither for nor against the proposal.

WHAT IS THE EFFECT OF NOT CASTING YOUR VOTE?

If you hold your shares in street name, it is critical that you cast your vote if you want to be counted for the election of directors in Item One. Your brokerage firm will not have discretionary authority to vote for election of directors in Item One. If you hold your shares in street name and you do not provide instructions on how to vote for election of directors, no votes may be cast for election of directors on your behalf.

Your brokerage firm cannot vote your uninstructed shares in their discretion on any other matter unless it is considered “routine.” Item Two, ratifying the appointment of our independent registered public accounting firm, is a routine proposal, and your brokerage firm will have discretionary authority to vote on Item Two. If you hold your shares in street name and you do not instruct your brokerage firm how to vote, your brokerage firm may vote for Item Two.

Item Three, advisory approval on say-on-pay for named executive officers, is not considered routine. Your brokerage firm will not have discretionary authority to vote on Item Three. If you hold your shares in street name and you do not provide instructions on how to vote, then no vote will be cast on these items on your behalf.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

IS VOTING CONFIDENTIAL?

We will keep all the proxies, ballots and voting tabulations private. We only let Broadridge examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. Broadridge will, however, forward to management any written comments you make on the proxy card.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock and of Series A preferred stock at the close of business on the record date of April 25, 2014 are entitled to vote at the meeting.

●	Common stock: 39,241,655 shares outstanding, one vote per share

●	Series A preferred stock: 4,697 shares outstanding with approximately 11.25 votes per share, a total of 52,829 votes

There are no rights of appraisal or similar rights of dissenters with respect to the items of business at this meeting.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock who share the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, one Notice or a single set of our annual report and proxy statement will be sent to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. Householding benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The procedure applies to our annual reports, proxy statements, other proxy materials and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to have access to and utilize separate proxy voting instructions.

If you do not wish to participate in “householding” and would like to receive your own set of any or all of our annual disclosure documents, or if you share an address with another Palatin stockholder and together both of you would like to receive only a single set of our annual disclosure documents, please contact Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if your brokerage firm or other nominee holds your Palatin shares, you may contact your broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

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ITEM ONE:  ELECTION OF DIRECTORS

Our nominating and corporate governance committee has nominated the nine persons listed below to serve as directors. A stockholder who wishes to suggest a nominee to the nominating and corporate governance committee may do so in the manner and within the time frame explained under “Nomination of Directors” below. We recommend voting FOR the nine nominees named in this proxy statement. At the meeting, the nine nominees who receive the most votes will be elected as directors to serve until the next annual meeting, or until their successors are elected and qualified. Each of the nominees was elected at our last annual stockholders’ meeting on June 27, 2013. If any of the nominees should become unavailable to serve on the board, which is not expected at this time, the proxy holders will vote your shares for a board-approved substitute, or the board may reduce the number of directors.

THE NOMINEES

Name	Age	Position with Palatin
Carl Spana, Ph.D.	51	Chief executive officer, president and a director
John K.A. Prendergast, Ph.D.	60	Director, chairman of the board of directors
Perry B. Molinoff, M.D. (1) (3)	73	Director
Robert K. deVeer, Jr. (1) (2)	68	Director
Zola P. Horovitz, Ph.D. (2) (3)	79	Director
Robert I. Taber, Ph.D. (1) (2)	77	Director
J. Stanley Hull (3)	61	Director
Alan W. Dunton, M.D. (1) (2)	59	Director
Angela Rossetti (3)	61	Director

(1) Member of the audit committee.
(2) Member of the compensation committee.
(3) Member of the nominating and corporate governance committee.

CARL SPANA, Ph.D., co-founder of Palatin, has been our chief executive officer and president since June 14, 2000. He has been a director of Palatin since June 1996 and has been a director of our wholly-owned subsidiary, RhoMed Incorporated, since July 1995. From June 1996 through June 14, 2000, Dr. Spana served as an executive vice president and our chief technical officer. From June 1993 to June 1996, Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. Through his work at Paramount Capital Investments and The Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly-held pharmaceutical company, where he was involved in scientific research in the field of immunology. He has agreed to serve as a director of Microlin Bio, Inc., an emerging therapeutic and diagnostic company focusing on microRNA, upon consummation of its initial public offering, and was previously a member of the board of the life science company AVAX Technologies, Inc. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

Dr. Spana’s qualifications for our board include his leadership experience, business judgment and industry experience. As a senior executive of Palatin for over seventeen years, he provides in-depth knowledge of our company, our drug products under development and the competitive and corporate partnering landscape.

JOHN K.A. PRENDERGAST, Ph.D., co-founder of Palatin, has been chairman of the board since June 14, 2000, and a director since August 1996. Dr. Prendergast has been president and sole stockholder of Summercloud Bay, Inc., an independent consulting firm providing services to the biotechnology industry, since 1993. Dr. Prendergast is a director and executive chairman of the board of directors of Antyra, Inc., a privately-held biopharmaceutical firm. He was previously a member of the board of the life science companies AVAX Technologies, Inc., Avigen, Inc. and MediciNova, Inc. From October 1991 through December 1997, Dr. Prendergast was a managing director of The Castle Group Ltd., a medical venture capital firm. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in administration and management from Harvard University.

Dr. Prendergast brings a historical perspective to our board coupled with extensive industry experience in corporate development and finance in the life sciences field. His prior service on other publicly traded company boards provides experience relevant to good corporate governance practices.

PERRY B. MOLINOFF, M.D. has been a director since November 2001. He served as our executive vice president for research and development from September 2001 until November 3, 2003, when he resigned to accept a position as Vice Provost for Research at the University of Pennsylvania, which he held from November 2003 through September 2006. He was a director of Cypress Bioscience, Inc., a publicly-held life science company, from 2004 through its acquisition in 2010. In May 2012 he became a director of Cynapsus Therapeutics Inc., a publicly-held Canadian specialty pharmaceutical company. Dr. Molinoff has more than 30 years of experience in both the industrial and educational sectors. From 1981 to 1994, he was a professor of pharmacology and chairman of the Department of Pharmacology at the University of Pennsylvania School of Medicine in Philadelphia. From January 1995 until March 2001, he was vice president of neuroscience and genitourinary drug discovery for the Bristol-Myers Squibb Pharmaceutical Research Institute, where he was responsible for directing and implementing the Institute’s research efforts. Dr. Molinoff earned his medical degree from Harvard Medical School.

Dr. Molinoff has extensive academic and pharmaceutical company experience, with scientific knowledge that makes him a resource to our executive officers and other board members. As a former officer of Palatin, Dr. Molinoff has significant knowledge of our technologies and drug products under development, as well as the markets potentially addressed by our drug products under development.

ROBERT K. deVEER, Jr. has been a director since November 1998. Since January 1997, Mr. deVeer has been the president of deVeer Capital LLC, a private investment company. He was a director of Solutia Inc., a publicly-held chemical-based materials company, until its merger with Eastman Chemical Company in July 2012. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group, at New York-based Lehman Brothers. From 1973 to 1995, he held increasingly responsible positions at New York-based CS First Boston, including Head of Project Finance, Head of Industrials and Head of Natural Resources. He was a managing director, member of the investment banking committee and a trustee of the First Boston Foundation. He received a B.A. in economics from Yale University and an M.B.A. in finance from Stanford Graduate School of Business.

Mr. deVeer has extensive experience in investment banking and corporate finance, including the financing of life sciences companies, and serves as the audit committee’s financial expert.

ZOLA P. HOROVITZ, Ph.D. has been a director since February 2001. Before he retired from Bristol-Myers Squibb in 1994, Dr. Horovitz spent 34 years in various positions, including associate director of the Squibb Institute for Medical Research, vice president of development, vice president, scientific liaison, vice president of licensing, and vice president of business development and planning for the pharmaceutical division of Bristol-Myers Squibb. He held advisory positions at the University of Pittsburgh, Rutgers College of Pharmacy and Princeton University. He is currently a director of GenVec, Inc., a publicly-held life science company. Dr. Horovitz previously served on the board of directors of BioCryst Pharmaceutical, Inc., Genaera Corp., Immunicon Corp., NitroMed, Inc., Avigen, Inc. and DOV Pharmaceutical, Inc. Dr. Horovitz earned his Ph.D. in pharmacology from the University of Pittsburgh.

Dr. Horovitz has extensive experience in development of pharmaceutical drugs, business development and licensing, and has served on the board of directors of a number of publicly-held life science companies.

ROBERT I. TABER, Ph.D. has been a director since May 2001. Dr. Taber began his career in the pharmaceutical industry in 1962, holding a succession of positions within Schering Corporation’s biological research group before leaving in 1982 as director of biological research. He has also held a number of increasingly important positions with DuPont Pharmaceuticals and the DuPont Merck Pharmaceutical Company, including director of pharmaceutical research, director of pharmaceutical and biotechnology research, vice president of pharmaceutical research and vice president of extramural research and development. From 1994 to 1998, Dr. Taber held the position of senior vice president of research and development at Synaptic Pharmaceuticals Corporation before founding Message Pharmaceuticals, Inc. in 1998, serving as president and chief executive officer until 2000. Dr. Taber earned his Ph.D. in pharmacology from the Medical College of Virginia.

Dr. Taber has extensive experience in pharmaceutical research and development both in large pharmaceutical companies and in smaller biotechnology and biopharmaceutical companies.

J. STANLEY HULL has been a director since September 2005. Mr. Hull has over three decades of experience in the field of sales and marketing. Mr. Hull joined Glaxo Smith Kline, a research-based pharmaceutical company, in October 1987 and retired as Senior Vice President, Pharmaceuticals in May 2010, having previously served in the R&D organization of Glaxo Smith Kline as Vice President and Worldwide Director of Therapeutic Development and Product Strategy – Neurology and Psychiatry. Prior to that, he was Vice President of Marketing – Infectious Diseases and Gastroenterology for Glaxo Wellcome Inc. Mr. Hull started his career in the pharmaceutical industry with SmithKline and French Laboratories in 1978. Mr. Hull received his B.S. in business administration from the University of North Carolina at Greensboro.

Mr. Hull has extensive experience in commercial operations, development and marketing of pharmaceutical drugs and corporate alliances between pharmaceutical companies and biotechnology companies.

ALAN W. DUNTON, M.D. has been a director since June 2011. Since April 2006, he has been president of Danerius, LLC, a biotechnology consulting company, which he founded in 2006. From January 2007 to March 2009, Dr. Dunton served as president and chief executive officer of Panacos Pharmaceuticals Inc. and he served as a managing director of Panacos from March 2009 to January 2011. Dr. Dunton is currently a member of the board of directors of the publicly-traded companies Oragenics, Inc. and Targacept, Inc. He previously served on the board of directors of the publicly-traded companies EpiCept Corporation (as Non-Executive Chairman), Adams Respiratory Therapeutics, Inc. (acquired by Reckitt Benckiser Group plc), MediciNova, Inc. and Panacos Pharmaceuticals, Inc. Dr. Dunton has served as a director or executive officer of various pharmaceutical companies, and from 1994 to 2001, Dr. Dunton was a senior executive in various capacities in the Pharmaceuticals Group of Johnson & Johnson. Dr. Dunton received his M.D. degree from New York University School of Medicine, where he completed his residency in internal medicine. He also was a Fellow in Clinical Pharmacology at the New York Hospital/Cornell University Medical Center.

Dr. Dunton has extensive drug development and clinical research experience, having played a key role in the development of more than 20 products to regulatory approval, and also has extensive experience as an executive or officer for large pharmaceutical companies and smaller biotechnology and biopharmaceutical companies.

ANGELA ROSSETTI has been a director since June 2013. From 2009 through January 2012, she was a vice president at Pfizer Inc., where she led a global commercial medicine team for a smoking cessation franchise. She was an assistant vice president at Wyeth, managing a global hemophilia franchise from 2007 until 2009, when Wyeth was acquired by Pfizer. From 2005 to 2006 she was president of Ogilvy Healthworld, an advertising business in the pharmaceutical and biotechnology sectors. Previously she worked in a variety of increasingly responsible positions in communications, marketing and venture capital/investment banking. Ms. Rossetti is a recent graduate of the Albert Einstein College of Medicine, with a Masters of Bioethics, and has an M.B.A. in Finance from Columbia University Graduate School of Business and a B.A. in Biology from the University of Pennsylvania.

Ms. Rossetti has extensive experience in worldwide development and marketing of specialty pharmaceuticals, including prefilled syringe products, and in communications and development of marketing and promotional plans.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the election of the nine nominees listed above.

[END OF ITEM ONE]

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ITEM TWO:  RATIFICATION OF APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We recommend voting FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014. KPMG served as our independent registered public accounting firm for the fiscal year ended June 30, 2013. We expect that a representative of KPMG will attend the annual meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

Audit Fees. For the fiscal year ended June 30, 2013, KPMG billed us a total of $220,000 for professional services rendered for the audit of our annual consolidated financial statements, review of our consolidated financial statements in our Forms 10-Q and services provided in connection with regulatory filings. For the fiscal year ended June 30, 2012, the total billed for the same services was $305,000.

Audit-Related Fees. For the fiscal years ended June 30, 2013 and 2012, KPMG did not perform or bill us for any audit-related services.

Tax Fees. For the fiscal year ended June 30, 2013, KPMG billed us a total of $15,500 for professional services rendered for tax compliance. For the fiscal year ended June 30, 2012, KPMG billed us $15,500 for professional services rendered for tax compliance.

All Other Fees. KPMG did not perform or bill us for any services other than those described above for the fiscal years ended June 30, 2013 and 2012.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engaging the independent registered public accounting firm for the next year’s audit, management will submit to the audit committee for approval an estimate of fees for services expected to be rendered during that year in each of four categories:

1. Audit services, including work that generally only our independent registered public accounting firm can reasonably be expected to provide, such as services provided in connection with regulatory filings, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards;

2. Audit-related services, including assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements;

3. Tax services, including services performed by our independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the consolidated financial statements, including fees in the areas of tax compliance, tax planning and tax advice; and

4. All other services not described in the preceding categories. We generally do not request other services from our independent registered public accounting firm.

The audit committee pre-approves fees for each category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Although stockholder approval of KPMG LLP’s appointment as our independent registered public accounting firm is not required by law or binding on the board or the audit committee, the board and the audit committee believe that stockholders should have an opportunity to express their views. In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of the NYSE MKT LLC (the “NYSE MKT”), has furnished the following report:

The audit committee assists the board in overseeing and monitoring the integrity of its financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee reviews and reassesses our charter annually and recommends any changes to the board for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG LLP.

The audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 30, 2013 with Palatin’s management and has discussed with KPMG LLP the matters required to be discussed under Public Company Accounting Oversight Board standards, including Statement on Auditing Standards No. 61, as amended. In addition, the audit committee has received from KPMG LLP the written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the audit committee, and the audit committee further discussed with KPMG LLP its independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on these reviews and discussions, we recommended to the board of directors that the audited consolidated financial statements be included in Palatin’s annual report on Form 10-K for the fiscal year ended June 30, 2013.

The Audit Committee

Robert K. deVeer, Jr., Chairman

Robert I. Taber, Ph.D.

Perry B. Molinoff, M.D.

Alan W. Dunton, M.D.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014.

[END OF ITEM TWO]

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ITEM THREE: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our executive officers listed in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement (sometimes referred to as the “NEOs”) for fiscal year 2013, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This vote is commonly known as a “say-on-pay” advisory vote.

The board of directors, consistent with the advisory vote of the stockholders at the last annual meeting, has adopted an annual frequency for a say-on-pay advisory vote. The next say-on-pay advisory vote will occur at the annual meeting for fiscal year 2014, to be held in 2015.

The compensation committee did not implement any changes based on the advisory vote of the stockholders on say-on-pay at the last annual meeting because the committee considered the vote results to support the company’s existing compensation practices.

We compensate our NEOs in accordance with three-year employment agreements that are designed to motivate our NEOs to achieve both annual and long-term financial and strategic objectives. See “Employment Agreements” under the Executive Compensation section below. Here is a summary of how we determine compensation under those agreements:

●
Base salary. The employment agreement sets a base salary which reflects the market for executive talent in our industry at the time we entered into the agreement, along with each NEO’s experience and particular expertise, both in the industry and with Palatin. The fact that the employment agreements are for a term of three years gives us the opportunity to do a thorough re-evaluation of market conditions at reasonable intervals, and gives us and the NEO the opportunity to renegotiate any terms which experience has indicated ought to change.

●
Annual salary adjustment. Each year the compensation committee evaluates whether the NEO’s salary is keeping pace with inflation and market conditions and adequately reflecting the NEO’s overall contributions to the company. This may result in a salary increase.

●	Annual discretionary bonus. Each year the compensation committee evaluates the NEO’s contributions to annual operating results and achievement of annual objectives. This may result in a cash bonus.

●
Stock-based incentives. Each year the compensation committee evaluates the non-cash portion of the NEO’s compensation, consisting of grants of stock options and restricted stock units. The stock-based compensation can vest over longer or shorter terms, usually from one to four years. Providing a significant portion of the NEO’s total compensation in the form of stock or stock options is intended to align the NEO’s motivation with long-term stock value. Our stock-based awards are simple and straightforward, just stock options and restricted stock units, the dollar value of which is set forth under Executive Compensation.

None of the compensation we award above the base salary is automatic or perfunctory. There have been years in which we did not increase salaries, grant any cash bonuses or grant any stock-based awards. We believe that NEO compensation for the fiscal year ended June 30, 2013 was effective in retaining and motivating our NEOs to work toward our annual and long-term goals, and well within the range of normal practices for companies of our size and in our industry. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs by voting FOR the following non-binding resolution at the meeting:

RESOLVED, that the stockholders approve the compensation of the named executive officers for fiscal year 2013 listed in the Summary Compensation Table in the Executive Compensation section of the proxy statement, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.

Approval of this proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal. Because your vote is advisory, the result will not be binding on the board or the compensation committee. Nonetheless, the board and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, when making future compensation decisions for NEOs.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the approval of the compensation of the NEOs, as stated in the above non-binding resolution.

[END OF ITEM THREE]

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CORPORATE GOVERNANCE

NOMINATION OF DIRECTORS

The nominating and corporate governance committee conducts an annual director performance evaluation process and proposes nominees for election as directors. Nominees must be well-regarded and experienced participants in their field(s) of specialty, familiar at the time of their appointment with our business, willing to devote the time and attention necessary to deepen and refine their understanding of Palatin and the issues we face, and must have an understanding of the demands and responsibilities of service on a public company board of directors. The committee considers individual merits, such as personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board and concern for the long-term interests of the stockholders. While we do not have a formal diversity policy, to ensure that the board of directors benefits from diverse perspectives, the committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. The committee also considers each candidate in relation to existing or other potential members of the board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced board.

The board amended its written charter for the nominating and corporate governance committee effective October 1, 2013 to provide that directors will not be nominated for election to the board after their 75th birthday, although the full board, upon the recommendation of the committee, may nominate candidates over 75 years of age in special circumstances. Upon the recommendation of the committee, the full board nominated Drs. Horovitz and Taber, notwithstanding that they were over 75 years of age when nominated, upon the recommendation of the committee. Special circumstances considered by the board included the mental and physical health of Drs. Horovitz and Taber, their contributions and expertise relating to development and licensing of the company’s lead product, the recent addition of two new directors to the board and the recent adoption of the amendment to the charter.

The committee will consider stockholder recommendations of nominees if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background, and a signed consent from the recommended nominee stating that he or she is willing to be considered as a nominee and, if nominated and elected, will serve as a director. The committee will consider candidates recommended by stockholders on the same basis as candidates from other sources. The committee may retain outside consultants to assist in identifying suitable director candidates. Stockholders may send their written recommendations with the required documentation to our executive offices at 4B Cedar Brook Drive, Cranbury, NJ 08512, Attention: Secretary.

DIRECTOR INDEPENDENCE

The board of directors has determined that all of the directors and nominees except for Dr. Spana (our chief executive officer and president) are independent directors, as defined in the listing standards of the NYSE MKT, on which our common stock is listed.

THE BOARD AND ITS COMMITTEES

Committees and meetings. The board has an audit committee, a compensation committee and a nominating and corporate governance committee. During fiscal 2013, the board met five times, the audit committee met four times, the compensation committee met twice and the nominating and corporate governance committee met once. Each director attended at least 75% of the total number of meetings of the board and committees of the board on which he served. The independent directors meet in executive sessions at least annually, following the annual board meeting. We do not have a policy requiring our directors to attend stockholder meetings. With the exception of Drs. Prendergast, Spana and Taber, the directors did not attend the annual meeting of stockholders held on June 27, 2013.

Audit committee. The audit committee reviews the engagement of the independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. The audit committee also reviews the audit and non-audit fees of the independent registered public accounting firm and the adequacy of our internal control procedures. The audit committee is currently composed of four non-employee directors, Mr. deVeer (chair) and Drs. Taber, Molinoff and Dunton. The board has determined that the members of the audit committee are independent, as defined in the listing standards of the NYSE MKT, and satisfy the requirements of the NYSE MKT as to financial literacy and expertise. The board has determined that at least one member of the committee, Mr. deVeer, is the audit committee financial expert as defined by Item 407 of Regulation S-K. The responsibilities of the audit committee are set forth in a written charter adopted by the board and updated as of October 1, 2013, a copy of which is available on our web site at www.palatin.com.

Compensation committee. The compensation committee reviews and recommends to the board on an annual basis employment agreements and compensation for our officers, directors and some employees, and administers our 2011 Plan and the options still outstanding which were granted under previous stock option plans. The compensation committee is composed of Mr. deVeer and Drs. Horovitz, Taber (chair) and Dunton. The board has determined that the members of the compensation committee are independent, as defined in the listing standards of the NYSE MKT. Our chief executive officer aids the compensation committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Our chief financial officer supports the committee in its work by gathering, analyzing and presenting data on our compensation arrangements and compensation in the marketplace.

The responsibilities of the compensation committee are set forth in a written charter adopted by the board effective October 1, 2013, a copy of which is available on our web site at www.palatin.com. The committee administers our 2011 Plan, under which it has delegated to an officer its authority to grant stock options to employees and to a single-member committee of the board its authority to grant restricted stock units to officers and to grant options and restricted stock units to our consultants, but in either instance not to grant options or restricted stock units to themselves, any member of the board or officer, or any person subject to Section 16 of the Securities Exchange Act of 1934.

Nominating and corporate governance committee. The nominating and corporate governance committee assists the board in recommending nominees for directors, and in determining the composition of committees. It also reviews, assesses and makes recommendations to the board concerning policies and guidelines for corporate governance, including relationships of the board, the stockholders and management in determining our direction and performance. The responsibilities of the nominating and corporate governance committee are set forth in a written charter adopted by the board and updated as of October 1, 2013, a copy of which is available on our web site at www.palatin.com. The nominating and corporate governance committee is composed of Mr. Hull, Ms. Rossetti and Drs. Horovitz (chair) and Molinoff, each of whom meets the independence requirements established by the NYSE MKT.

Duration of Office. Unless a director resigns, all directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Directors serve as members of committees as the board determines from time to time.

COMMUNICATING WITH DIRECTORS

Generally, stockholders who have questions or concerns should contact Stephen T. Wills, Secretary, Palatin Technologies, Inc., 4B Cedar Brook Drive, Cranbury, NJ 08512. However, any stockholder who wishes to address questions regarding our business directly to the board of directors, or any individual director, can direct questions to the board members or a director by regular mail to the Secretary at the address above or by e-mail at boardofdirectors@palatin.com. Stockholders may submit their concerns anonymously or confidentially by postal mail.

Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication, unless the Secretary determines that the communication is unrelated to the duties and responsibilities of the board, such as product inquiries, resumes, advertisements or other promotional material. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will also not be distributed to the board or any director. All communications excluded from distribution will be retained and made available to any non-management director upon request.

BOARD ROLE IN RISK OVERSIGHT

Our board, as part of its overall responsibility to oversee the management of our business, considers risks generally when reviewing our strategic plan, financial results, business development activities, legal and regulatory matters. The board satisfies this responsibility through regular reports directly from our officers responsible for oversight of particular risks. The board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. The board’s role in risk oversight has no effect on the board’s leadership structure. In addition, committees of the board assist in its risk oversight responsibility, including:

●
The audit committee assists the board in its oversight of the integrity of the financial reporting and our compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities, and meets privately with representatives from our independent registered public accounting firm.

●
The compensation committee assists the board in its oversight of risk relating to compensation policies and practices. The compensation committee annually reviews our compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our company.

BOARD LEADERSHIP STRUCTURE

Since 2000, the roles of chairman of the board and chief executive officer have been held by separate persons. John K.A. Prendergast, Ph.D., a non-employee director, has served as chairman of the board since June 2000. Carl Spana, Ph.D., has been our chief executive officer and president since June 2000. Generally, the chairman is responsible for advising the chief executive officer, assisting in long-term strategic planning, and presiding over meetings of the board, and the chief executive officer is responsible for leading our day-to-day performance. While we do not have a written policy with respect to separation of the roles of chairman of the board and chief executive officer, the board believes that the existing leadership structure, with the separation of these roles, provides several important advantages, including: enhancing the accountability of the chief executive officer to the board; strengthening the board’s independence from management; assisting the board in reaching consensus on particular strategies and policies; and facilitating robust director, board, and executive officer evaluation processes.

CODE OF CORPORATE CONDUCT AND ETHICS

We have adopted a code of corporate conduct and ethics, updated as of October 1, 2013, that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer. You can view the code of corporate conduct and ethics at our website, www.palatin.com. We will disclose any amendments to, or waivers from, provisions of the code of corporate conduct and ethics that apply to our directors, principal executive and financial officers in a current report on Form 8-K, unless the rules of the NYSE MKT permit website posting of any such amendments or waivers.

DIRECTOR COMPENSATION

The following table sets forth the compensation we paid to all directors during fiscal 2013, except for Dr. Spana, whose compensation is set forth below in the Summary Compensation Table and related disclosure. Dr. Spana does not receive any separate compensation for his services as a director.

Name (1)	Fees earned or paid in cash ($)	Option awards ($) (2)	Total ($)
John K.A. Prendergast, Ph.D.	75,000	47,153	122,153
Perry B. Molinoff, M.D.	37,000	25,964	62,964
Robert K. deVeer, Jr.	43,500	25,964	69,464
Zola P. Horovitz, Ph.D.	37,500	25,964	63,464
Robert I. Taber, Ph.D.	42,000	25,964	67,964
J. Stanley Hull	32,000	25,964	57,964
Alan W. Dunton, M.D.	38,500	25,964	64,464
Angela Rossetti	-	16,411	16,411

(1)	Ms. Rossetti did not serve as a director until her election on June 27, 2013.
(2)	The aggregate number of shares underlying option awards outstanding at June 30, 2013 for each director was:

Dr. Prendergast	253,350
Dr. Molinoff	159,333
Mr. deVeer	157,000
Dr. Horovitz	153,500
Dr. Taber	153,500
Mr. Hull	152,166
Dr. Dunton	77,500
Ms. Rossetti	30,000

Non-Employee Directors’ Option Grants. Our non-employee directors receive an annual option grant at the board meeting closest to the beginning of each fiscal year, or such other date as may be determined by the board.

On June 27, 2013, as the annual option grant for our current (2014) fiscal year, the chairman of the board received an option to purchase 60,000 shares of common stock and each other serving non-employee director received an option to purchase 30,000 shares of common stock. All of these options have an exercise price of $0.62 per share, the closing price of our common stock on the date of grant, vest in twelve monthly installments beginning on July 31, 2013 (subject to limitations on vesting which expired on September 1, 2013), expire ten years from the date of grant and provide for accelerated vesting in the event of involuntarily termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option.

On July 17, 2012, as the annual option grant for our 2013 fiscal year, the chairman of the board received an option to purchase 22,500 shares of common stock and each other serving non-employee director received an option to purchase 15,000 shares of common stock. All of these options have an exercise price of $0.72 per share, the closing price of our common stock on the date of grant, vest in twelve monthly installments beginning on July 31, 2012, expire ten years from the date of grant and provide for accelerated vesting in the event of involuntarily termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option. Vesting of the options was restricted by our agreements in connection with our 2012 private placement, and the options did not vest until September 1, 2013.

Non-Employee Directors’ Cash Compensation. Dr. Prendergast serves as chairman of the board and for our 2013 fiscal year received an annual retainer of $75,000, payable quarterly. Other non-employee directors received an annual base retainer of $30,000, payable on a quarterly basis. The chairperson of the Audit Committee received an additional annual retainer of $10,000, the chairperson of the Compensation Committee received an additional annual retainer of $7,000 and the chairperson of the Corporate Governance Committee received an additional annual retainer of $4,000. Members of the foregoing committees, other than the non-employee chairman, received an additional retainer of one-half the retainer payable to the committee chairperson.

Non-Employee Directors’ Expenses. Non-employee directors are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

Employee Directors. Employee directors are not separately compensated for services as directors, but are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

EXECUTIVE OFFICERS

Executive officers are appointed by the board and serve at the discretion of the board. Each officer holds his position until his successor is appointed and qualified. The current executive officers hold office under employment agreements.

Name	Age	Position with Palatin

Carl Spana, Ph.D.	51	Chief executive officer, president and director

Stephen T. Wills, MST, CPA	57	Chief financial officer, chief operating officer, executive vice president, secretary and treasurer

Additional information about Dr. Spana is included above under the heading “The Nominees.”

STEPHEN T. WILLS, MST, CPA, has been vice president, secretary, treasurer and chief financial officer since 1997 and was executive vice president of operations from 2005 until June 2011, when he was appointed chief operating officer and executive vice president. From July 1997 to August 2000, Mr. Wills was also a vice president and the chief financial officer of Derma Sciences, Inc., a publicly-held company which provides wound and skin care products, and currently serves as lead director of Derma. Mr. Wills was previously a director and chair of the audit committee of Miami International Securities Exchange, LLC, a privately-held fully-electronic options and equities exchange currently in development, and previously was a director of U.S. Helicopter Corp., a publicly-held company. From 1991 to August 2000, he was the president and chief operating officer of Golomb, Wills & Company, P.C., a public accounting firm. Mr. Wills, a certified public accountant, received his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.

 EXECUTIVE COMPENSATION

Fiscal 2013 Summary Compensation Table

The following table summarizes the compensation earned by or paid to our principal executive officer and principal financial officer (our named executive officers) for our fiscal years ended June 30, 2013 and 2012. We have no defined benefit or actuarial pension plan, and no deferred compensation plan.

Name and Principal Position	Fiscal Year	Salary ($)	Stock awards (1) ($)	Option awards (1) ($)	Nonequity incentive plan compensa-tion (2) ($)	All other compensa- tion (3) ($)	Total ($)

Carl Spana, Ph.D.,	2013	436,771	217,400	245,971	250,000	12,938	1,163,080
chief executive officer and president	2012	420,000	-	-	112,500	12,750	545,250

Stephen T. Wills,	2013	394,167	203,200	222,742	225,000	13,000	1,058,109
MST, CPA, chief financial officer, chief operating officer and executive vice president	2012	375,000	-	-	105,000	13,375	493,375

(1)
Amounts in these columns represent the aggregate grant date fair value of stock awards and grant date fair value of option awards computed using the Black-Scholes model. For a description of the assumptions we used to calculate these amounts, see Note 10 to the consolidated financial statements included in the Annual Report.

(2)	Consists of performance-based bonus compensation. Bonus amounts earned in fiscal 2012 were paid in July 2012.
(3)	Consists of matching contributions to 401(k) plan.

Employment Agreements

Effective July 1, 2013, we entered into employment agreements with Dr. Spana and Mr. Wills which continue through June 30, 2016 unless terminated earlier. Under these agreements, which replaced substantially similar agreements that expired on June 30, 2013, Dr. Spana is serving as chief executive officer and president at a base salary of $450,000 per year and Mr. Wills is serving as chief financial officer and chief operating officer at a base salary of $410,000 per year. Each agreement also provides for:

●	annual discretionary bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly performance objectives; and

●	participation in all benefit programs that we establish, to the extent the executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

Each agreement allows us or the executive to terminate the agreement upon written notice, and contains other provisions for termination by us for “cause,” or by the employee for “good reason” or due to a “change in control” (as these terms are defined in the employment agreements and set forth below). Early termination may, in some circumstances, result in severance pay at the salary then in effect, plus continuation of medical and dental benefits then in effect for a period of two years (Dr. Spana) or 18 months (Mr. Wills). In addition, the agreements provide that options and restricted stock units granted to these officers accelerate upon termination of employment except for voluntary resignation by the officer or termination for cause. In the event of retirement, termination by the officer for good reason, or termination by us other than for “cause”, options may be exercised until the earlier of twenty-four months following termination or expiration of the option term. Arrangements with our named executive officers in connection with a termination following a change in control are described below. Each agreement includes non-competition, non-solicitation and confidentiality covenants.

The compensation committee awarded performance-based bonuses to our named executive officers for fiscal 2013, paid in June 2013, and fiscal 2012, paid in July 2012, based on results of operations, including clinical trial operations and our financial condition. Bonuses for fiscal year 2013 were higher than for fiscal year 2012 for reasons including successful completion of phase 2 trials of the company’s lead product under development, bremelanotide for female sexual dysfunction, and completion of a private placement with gross proceeds of $35,000,000.

Stock Option and Restricted Stock Unit Grants

The compensation committee determined that additional equity grants were necessary in order to motivate and retain our executive officers. On June 27, 2013, we granted 220,000 restricted stock units to Dr. Spana and 200,000 restricted stock units to Mr. Wills, which vest as to 50% on each anniversary of the grant date. We also granted 275,000 stock options to Dr. Spana and 250,000 stock options Mr. Wills, which vest as to 25% on each anniversary of the grant date. These options have an exercise price of $0.62, the fair market value on the date of grant, and they expire on June 27, 2023.

Effective July 17, 2012, we granted 112,500 restricted stock units to Dr. Spana and 110,000 restricted stock units to Mr. Wills, which vest as to 50% on each anniversary of the grant date (subject to contractual limitations on vesting which expired on September 1, 2013). We also granted 150,000 stock options to Dr. Spana and 135,000 stock options to Mr. Wills, which vest as to 25% on each anniversary of the grant date (subject to contractual limitations on vesting which expired on September 1, 2013). These options have an exercise price of $0.72, the fair market value on the date of grant, and they expire on July 17, 2022.

Vesting of both the restricted stock units and the options granted in 2012 and 2013 was limited by our agreements in connection with our 2012 private placement, but the limitations expired on September 1, 2013, on which date 50% of the restricted stock units granted in 2012 and 25% of the stock options granted in 2012 vested.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes all of the outstanding equity-based awards granted to our named executive officers as of June 30, 2013, the end of our fiscal year.

		Option awards (1)				Stock awards (2)
Name	Option or stock award grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
Carl Spana	07/16/03	10,000	-	32.40	07/16/13
	07/01/05	7,500	-	37.50	07/01/15
	07/01/05	8,300	-	17.50	07/01/15
	10/06/06	12,500	-	24.90	10/06/16
	03/26/08	28,125	-	2.80	03/26/18
	03/26/08	4,687	-	5.00	03/26/18
	03/26/08	4,688	-	6.60	03/26/18
	07/01/08	25,000	-	1.80	07/01/18
	07/01/09	18,750	6,250	2.80	07/01/19
	06/22/11	150,000	150,000	1.00	06/22/21
	07/17/12	-	150,000	0.72	07/17/22
	07/17/12					112,500	69,750
	06/27/13	-	275,000	0.62	06/27/23
	06/27/13					220,000	136,400

Stephen T. Wills	07/16/03	8,000	-	32.40	07/16/13
	07/01/05	5,000	-	37.50	07/01/15
	07/01/05	7,300	-	17.50	07/01/15
	10/06/06	10,000	-	24.90	10/06/16
	03/26/08	22,500	-	2.80	03/26/18
	03/26/08	3,750	-	5.00	03/26/18
	03/26/08	3,750	-	6.60	03/26/18
	07/01/08	20,000	-	1.80	07/01/18
	07/01/09	15,000	5,000	2.80	07/01/19
	06/22/11	125,000	125,000	1.00	06/22/21
	07/17/12	-	135,000	0.72	07/17/22
	07/17/12					110,000	68,200
	06/27/13	-	250,000	0.62	06/27/23
	06/27/13					200,000	124,000

(1)
Stock option vesting schedules: all options granted on or before July 1, 2008 have fully vested. Options granted after July 1, 2008 vest over four years with 1/4 of the shares vesting per year starting on the first anniversary of the grant date, provided that the named executive officer remains an employee. See “Termination and Change-In-Control Arrangements” below.

(2)
Stock award vesting schedule: stock awards consist of restricted stock units granted on July 17, 2012, which vested as to 50% on September 1, 2013 and vest as to the remaining 50% on July 17, 2014, and restricted stock units granted on June 27, 2013, which vest as to 50% on June 27, 2014 and as to the remaining 50% on June 27, 2015, provided that the named executive officer remains an employee. See “Termination and Change-In-Control Arrangements” below.

(3)	Calculated by multiplying the number of restricted stock units by $0.62, the closing market price of our common stock on June 28, 2013, the last trading day of our most recently completed fiscal year.

Termination and Change-In-Control Arrangements

The employment agreements, stock option agreements and restricted stock unit agreements with Dr. Spana and Mr. Wills contain the following provisions concerning severance compensation and the vesting of stock options and restricted stock units upon termination of employment or upon a change in control. The executive’s entitlement to severance, payment of health benefits and accelerated vesting of options is contingent on the executive executing a general release of claims against us.

Termination Without Severance Compensation. Regardless of whether there has been a change in control, if we terminate employment for cause or the executive terminates employment without good reason (as those terms are defined in the employment agreement and set forth below), then the executive receives only his accrued salary and vacation benefits through the date of termination. He may also elect to receive medical and dental benefits pursuant to COBRA for up to two years (Dr. Spana) or 18 months (Mr. Wills), but must remit the cost of coverage to us. Under the terms of our outstanding options and restricted stock units, all unvested options and restricted stock units would terminate immediately, and vested options would be exercisable for three months after termination.

Severance Compensation Without a Change in Control. If we terminate or fail to extend the employment agreement without cause, or the executive terminates employment with good reason, then the executive will receive as severance pay his salary then in effect, paid in a lump sum, plus medical and dental benefits at our expense, for a period of two years (Dr. Spana) or 18 months (Mr. Wills) after the termination date. In addition, upon such event all unvested options would immediately vest and be exercisable for two years after the termination date or, if earlier, the expiration of the option term, and all unvested restricted stock units would accelerate and become fully vested.

Severance Compensation After a Change in Control. If, within one year after a change in control, we terminate employment or the executive terminates employment with good reason, then the executive will receive as severance pay 200% (Dr. Spana) or 150% (Mr. Wills) of his salary then in effect, paid in a lump sum, plus medical and dental benefits at our expense, for a period of two years (Dr. Spana) or 18 months (Mr. Wills) after the termination date. We would also reimburse the executive for up to $25,000 in fees and expenses during the six months following termination, for locating employment. We would also reimburse the executive for any excise tax he might incur on “excess parachute payments” (as defined in Section 280G(b) of the Internal Revenue Code). All unvested options would immediately vest and be exercisable for two years after the termination date or, if earlier, the expiration of the option term. All unvested restricted stock units would vest upon a change in control, without regard to whether the executive’s employment is terminated.

Option and Restricted Stock Unit Vesting Upon a Change in Control. Options and restricted stock units granted under the 2011 Stock Incentive Plan vest upon a change in control. If any options granted under the 2005 Stock Plan are to be terminated in connection with a change in control, those options will vest in full immediately before the change in control.

Definitions. Under the employment agreements, a “change in control,” “cause” and “good reason” are defined as follows:

A “change in control” occurs when:

(a)	some person or entity acquires more than 50% of the voting power of our outstanding securities;

(b)	the individuals who, during any twelve month period, constitute our board of directors cease to constitute at least a majority of the board of directors;

(c)	we enter into a merger or consolidation; or

(d)           we sell substantially all our assets.

The term “cause” means:

(a)
the occurrence of (i) the executive’s material breach of, or habitual neglect or failure to perform the material duties which he is required to perform under, the terms of his employment agreement; (ii) the executive’s material failure to follow the reasonable directives or policies established by or at the direction of our board of directors; or (iii) the executive’s engaging in conduct that is materially detrimental to our interests such that we sustain a material loss or injury as a result thereof, provided that the breach or failure of performance is not cured, to the extent cure is possible, within ten days of the delivery to the executive of written notice thereof;

(b)	the willful breach by the executive of his obligations to us with respect to confidentiality, invention and non-disclosure, non-competition or non-solicitation; or

(c)	the conviction of the executive of, or the entry of a pleading of guilty or nolo contendere by the executive to, any crime involving moral turpitude or any felony.

The term “good reason” means the occurrence of any of the following, with our failure to cure such circumstances within 30 days of the delivery to us of written notice by the executive of such circumstances:

(a)
any material adverse change in the executive’s duties, authority or responsibilities, which causes the executive’s position with us to become of significantly less responsibility, or assignment of duties and responsibilities inconsistent with the executive’s position;

(b)	a material reduction in the executive’s salary;

(c)
our failure to continue in effect any material compensation or benefit plan in which the executive participates, unless an equitable arrangement has been made with respect to such plan, or our failure to continue the executive’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants;

(d)
our failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of our health and welfare insurance, retirement and other fringe-benefit plans, the taking of any action by us which would directly or indirectly materially reduce any of such benefits, or our failure to provide the executive with the number of paid vacation days to which he is entitled; or

(e)	the relocation of the executive to a location which is a material distance from Cranbury, New Jersey.

STOCK OWNERSHIP INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose failures to file or late filings of reports of stock ownership and changes in stock ownership required to be filed by our directors, officers and beneficial holders of more than 10% of our common stock. To the best of our knowledge, all of the filings for our directors, officers and beneficial holders of more than 10% of our common stock were made on a timely basis in the fiscal year ended June 30, 2013, except that one report on Form 4 relating to an open market purchase of common stock by Dr. Molinoff on December 24, 2012 was inadvertently filed late.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND OTHERS

The tables below show the beneficial stock ownership and voting power, as of April 25, 2014, of:

●	each director, each nominee for director, each of the named executive officers, and all current directors and officers as a group; and

●	all persons who, to our knowledge, beneficially own more than five percent of our common stock or Series A preferred stock.

“Beneficial ownership” here means direct or indirect voting or dispositive power over outstanding stock and stock which a person has the right to acquire now or within 60 days after April 25, 2014. See the footnotes for more detailed explanations of the holdings. Except as noted, to our knowledge, the persons named in the tables beneficially own and have sole voting and dispositive power over all shares listed.

The common stock has one vote per share and the Series A preferred stock has approximately 11.25 votes per share. Total voting power is the sum of common stock and Series A preferred stock outstanding as of April 25, 2014, on which date 39,241,655 shares of common stock and 4,697 shares of Series A preferred stock, convertible into 52,829 shares of common stock, were outstanding.

The address for all members of our management and directors is c/o Palatin Technologies, Inc., 4B Cedar Brook Drive, Cranbury, NJ 08512. Addresses of other beneficial owners are in the table.

MANAGEMENT:

Class	Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class	Percent of total voting power
Common	Carl Spana, Ph.D.	754,141	(1)	1.9%	*
Common	Stephen T. Wills	674,038	(2)	1.7%	*
Common	John K.A. Prendergast, Ph.D.	237,617	(3)	*	*
Common	Perry B. Molinoff, M.D.	155,333	(4)	*	*
Common	Robert K. deVeer, Jr.	170,560	(5)	*	*
Common	Zola P. Horovitz, Ph.D.	155,500	(6)	*	*
Common	Robert I. Taber, Ph.D.	150,500	(7)	*	*
Common	J. Stanley Hull	146,666	(8)	*	*
Common	Alan W. Dunton, M.D.	77,520	(9)	*	*
Common	Angela Rossetti	27,500	(10)	*	*

	All current directors and executive officers as a group (ten persons)	2,549,375	(11)	6.2%	1.8%
*Less than one percent.

(1)	Includes 378,300 shares which Dr. Spana has the right to acquire under options, and 50,000 shares which he has the right to acquire under warrants.
(2)	Includes 313,550 shares which Mr. Wills has the right to acquire under options, and 50,000 shares which he has the right to acquire under warrants.
(3)	Includes 235,850 shares which Dr. Prendergast has the right to acquire under options.
(4)	Includes 144,333 shares which Dr. Molinoff has the right to acquire under options.
(5)	Includes 148,500 shares which Mr. deVeer has the right to acquire under options.
(6)	Includes 145,000 shares which Dr. Horovitz has the right to acquire under options.
(7)	Includes 145,000 shares which Dr. Taber has the right to acquire under options.
(8)	Includes 144,666 shares which Mr. Hull has the right to acquire under options.
(9)	Includes 70,000 shares which Dr. Dunton has the right to acquire under options.
(10)	Shares which Ms. Rossetti has the right to acquire under options.
(11)	Includes 1,852,699 shares which directors and officers have the right to acquire under options and warrants.

MORE THAN 5% BENEFICIAL OWNERS:

Class	Name and address of beneficial owner	Amount and nature of beneficial ownership (1)		Percent of class	Percent of total voting power

Common	Mark N. Lampert	4,060,028	(2)	10.3%	10.3%
	BVF Inc.
	BVF Partners L.P.
	900 North Michigan Avenue
	Suite 1100
	Chicago, Illinois 60611

Common	QVT Financial LP	3,923,277	(3)	9.9%	9.9%
	1177 Avenue of the Americas, 9th Floor
	New York, New York 10036

Common	James E. Flynn	4,133,364	(4)	9.9%	5.9%
	780 Third Avenue, 37th Floor
	New York, NY 10017

Common	Great Point Partners LLC	2,337,000	(5)	5.6%	*
	Jeffrey R. Jay, M.D.
	David Kroin
	165 Mason Street, 3rd Floor
	Greenwich, CT 06830

Series A Preferred	Tokenhouse PTE LTD	667		14.2%	*
	9 – 11 Reitergasse
	Zurich 8027, Switzerland

Series A Preferred	Steven N. Ostrovsky	500		10.6%	*
	43 Nikki Ct.
	Morganville, NJ 07751

Series A Preferred	Thomas L. Cassidy IRA Rollover	500		10.6%	*
	38 Canaan Close
	New Canaan, CT 06840

Series A Preferred	Jonathan E. Rothschild	500		10.6%	*
	300 Mercer St., #28F
	New York, NY 10003

Series A Preferred	Arthur J. Nagle	250		5.3%	*
	19 Garden Avenue
	Bronxville, NY 10708

Series A Preferred	Thomas P. and Mary E. Heiser, JTWROS	250		5.3%	*
	10 Ridge Road
	Hopkinton, MA 01748

Series A Preferred	Carl F. Schwartz	250		5.3%	*
	31 West 87th St.
	New York, NY 10016

Series A Preferred	Michael J. Wrubel	250		5.3%	*
	3650 N. 36 Avenue, #39
	Hollywood, FL 33021

Series A Preferred	Myron M. Teitelbaum, M.D.	250		5.3%	*
	175 Burton Lane
	Lawrence, NY 11559

Series A Preferred	Laura Gold Galleries Ltd. Profit Sharing Trust Park South Gallery at Carnegie Hall	250		5.3%	*
	154 West 57th Street, Suite 114
	New York, NY 10019-3321

Series A Preferred	Laura Gold	250		5.3%	*
	180 W. 58th Street
	New York, NY 10019

*Less than one percent.

(1)  Unless otherwise indicated by footnote, all share amounts represent outstanding shares of the class indicated, and all beneficial owners listed have, to our knowledge, sole voting and dispositive power over the shares listed.

(2)  According to a joint Schedule 13G/A filed on October 7, 2011, Mr. Lampert, BVF Partners L.P. and BVF, Inc. shared voting and dispositive power with respect to all the shares listed, and the other filers had beneficial ownership as follows, as to which Mr. Lampert, BVF Partners L.P. and BVF, Inc. disclaimed beneficial ownership. The Schedule 13G/A reported that Investment 10, L.L.C. owned 354,900 shares. The shares owned directly by the other filers, as updated on a joint Form 4 filed on March 3, 2014, are:

(i) BVF Investments, L.L.C.: 2,494,521 shares;

(ii) Biotechnology Value Fund, L.P.: 772,480 shares; and

(iii) Biotechnology Value Fund II, L.P.: 438,127 shares.

(3)  Includes 30,395 shares issuable on exercise of warrants. According to a joint Schedule 13G filed on July 10, 2012, QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund IV LP (“Fund IV”), which beneficially owns 501,360 shares of common stock, for QVT Fund V LP (“Fund V”), which beneficially owns 2,956,894 shares of common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 434,628 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by Fund IV, Fund V and Quintessence. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 3,892,882 shares of common stock, consisting of the shares beneficially owned by Fund IV, Fund V and Quintessence.

QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of Fund IV, Fund V and Quintessence, may be deemed to beneficially own the aggregate number of shares of common stock beneficially owned by Fund IV, Fund V and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 3,892,882 shares of common stock.

Exercise of the warrants is restricted if, as a result of an exercise, the beneficial ownership of the holder and its affiliates and any other party or person that could be deemed to be a group would exceed 9.99% of the outstanding common stock. Beneficial ownership as listed in the table above excludes warrants which are not exercisable because of that restriction.

 (4)  Includes 2,133,364 shares issuable on exercise of warrants. According to a joint Schedule 13G/A filed on February 14, 2014, Mr. Flynn and the other filers had beneficial ownership and shared voting and dispositive power as follows:

(i) James E. Flynn: 2,000,000 shares outstanding and 3,250,000 shares issuable on exercise of warrants held by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International Limited. Mr. Flynn shares voting and dispositive power over the shares owned by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations Fund International Limited.

(ii) Deerfield Mgmt, L.P.: 2,000,000 shares outstanding and 3,250,000 shares issuable on exercise of warrants held by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P., of which Deerfield Mgmt, L.P. is the general partner.

(iii) Deerfield Management Company, L.P.: 2,000,000 shares outstanding and 3,250,000 shares issuable on exercise of warrants held by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P., of which Deerfield Management Company, L.P. is the investment advisor.

(iv) Deerfield Special Situations Fund L.P.: 1,098,000 shares outstanding and 1,287,000 shares issuable on exercise of warrants.

 (v) Deerfield Special Situations International Master Fund, L.P.: 902,000 shares outstanding and 1,963,000 shares issuable on exercise of warrants.

Exercise of the warrants is restricted if, as a result of exercise, the beneficial ownership of the holder or any group including the holder would exceed 9.99% of the outstanding common stock. Beneficial ownership as listed in the table above excludes warrants which are not exercisable because of that restriction.

(5)  Shares issuable on exercise of warrants. Dr. Jay and Mr. Kroin are managing members of Great Point Partners, LLC. According to a joint Schedule 13G/A filed on February 14, 2013, each of the owners listed had shared voting and dispositive power with respect to all the shares listed. Great Point Partners, LLC is the investment manager for the following entities or persons, which have shared voting and dispositive power over the number of shares indicated:

(i) Biomedical Value Fund, LP: 762,692 shares issuable on exercise of warrants;

(ii) Biomedical Offshore Value Fund, Ltd.: 439,819 shares issuable on exercise of warrants;

(iii) Biomedical Institutional Value Fund, LP: 282,815 shares issuable on exercise of warrants;

(iv) Lyrical Multi-Manager Fund, LP: 265,834 shares issuable on exercise of warrants;

(v) Lyrical Multi-Manager Fund Offshore Fund, Ltd.: 115,513 shares issuable on exercise of warrants;

(vi) Class D Series of GEF-PS, LP: 381,347 shares issuable on exercise of warrants;

(vii) David J. Morrison: 12,712 shares issuable on exercise of warrants; and

(viii) WS Investments III, LLC: 76,269 shares issuable on exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a condition of employment, we require all employees to disclose in writing actual or potential conflicts of interest, including related party transactions. Our code of corporate conduct and ethics, which applies to employees, officers and directors, requires that the audit committee review and approve related party transactions. Since July 1, 2011, there have been no transactions or proposed transactions in which we were or are to be a participant, in which any related person had or will have a direct or indirect material interest.

OTHER ITEMS OF BUSINESS

We are not aware of any matters, other than the items of business discussed in this proxy statement, which may come before the meeting. If other items of business properly come before the meeting, the proxy holders will vote shares in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting of stockholders, such proposals must be received no later than January 6, 2015. To be considered for presentation at the 2015 annual meeting, although not included in the proxy statement, proposals must be received no later than March 22, 2015. Proposals that are not received in a timely manner will not be voted on at the 2015 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of the Secretary at our executive offices, 4B Cedar Brook Drive, Cranbury, NJ 08512.

Your cooperation in giving these matters your immediate attention and voting by Internet or telephone or by returning your proxy card is greatly appreciated.

By order of the board of directors,
Stephen T. Wills, Secretary
May 6, 2014

PALATIN TECHNOLOGIES, INC.
ATTN: STEPHEN WILLS, EVP, CFO & COO
4B CEDAR BROOK DRIVE
CRANBURY, NJ 08512

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Carl Spana, Ph.D. 02 John K.A. Prendergast 03 Perry B. Molinoff, M.D. 04 Robert K. deVeer, Jr. 05 Zola P. Horovitz, Ph.D.
06 Robert I. Taber, Ph.D. 07 J. Stanley Hull 08 Alan W. Dunton, M.D. 09 Angela Rossetti

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as Palatin's independent registered public accounting firm for the fiscal year ending June 30, 2014.	☐	☐	☐
3. Advisory approval of the compensation of our named executive officers.	☐	☐	☐
4. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000214405_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting and Proxy Statement and 2013 Annual Report on Form 10-K is/are available at www.proxyvote.com.

PALATIN TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 19, 2014 9:30 a.m.
This proxy is solicited by the Board of Directors

The undersigned appoints Carl Spana, Ph.D. and Stephen T. Wills (each with full power to act without the other) as proxy holders with full power of substitution, to vote all shares of common stock and Series A Convertible Preferred Stock of Palatin Technologies, Inc., a Delaware corporation, held of record by the undersigned as of April 25, 2014, at Palatin's annual meeting of stockholders to be held Thursday, June 19, 2014, and at any postponement or adjournment of the meeting.

The proxy holders will vote the shares of the undersigned stockholder as instructed on the reverse side. If no choice is specified by the stockholder, the proxy holders will vote the shares FOR the election of the listed nominees, FOR proposals no. 2 and 3, and on any other matter coming before the meeting in the discretion of the proxy holders. The undersigned revokes any proxy previously given to vote or act with respect to such shares and ratifies and confirms all actions which the proxy holders or their substitutes may lawfully do in accordance with the instructions on this proxy card.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000214405_2 R1.0.0.51160